EXHIBIT 99.1

            POZEN Reports Fourth Quarter and Year End 2004 Results;
                    Completes First Trexima Phase III Study

     CHAPEL HILL, N.C.--(BUSINESS WIRE)--Feb. 28, 2005--POZEN Inc. (NASDAQ:
POZN), today announced results for the fourth quarter and twelve months ended December 31, 2004.

     Fourth-Quarter Results

     POZEN reported a net loss of $8.4 million, or $0.29 per share on a fully diluted basis, for the fourth quarter of 2004, compared to a net loss of $1.6 million, or $0.06 per share on a fully diluted basis, for the fourth quarter of 2003.
     Revenue for the quarters ended December 31, 2004 and December 31, 2003 totaled $2.4 and $1.8 million, respectively. Revenue resulted from the amortization of upfront payments received in 2003 pursuant to collaboration agreements for MT 100(TM), MT 300(TM), and Trexima(TM), and revenue earned for conducting additional FDA required Trexima Phase I studies.
     Total operating expenses for the quarter ended December 31, 2004 were $11.1 million as compared to $3.6 million for the same period in 2003. The increase in operating expenses was due to product development, primarily Trexima Phase III clinical costs, and general and administrative costs, primarily legal fees, Sarbanes-Oxley auditing and marketing research.
     At December 31, 2004, cash and cash equivalents totaled $51.8 million compared to $60.5 million at December 31, 2003.

     Twelve-Month Results

     POZEN reported a net loss of $5.3 million, or $0.18 per share on a fully diluted basis, for the twelve-month period ended December 31, 2004, compared to a net loss of $14.9 million, or $0.52 per share on a fully diluted basis, for the same period of 2003.
     For the twelve months ended December 31, 2004, POZEN reported revenue of $23.1 million as compared to $3.7 million for the same period of 2003. Revenue for the period ended December 31, 2004 resulted from the amortization of payments received under collaboration agreements for MT 100, MT 300, and Trexima, the receipt of a $15.0 million milestone payment from GlaxoSmithKline
(GSK) for commencement of Phase III clinical trial activities for Trexima and revenue earned for conducting additional FDA required Trexima Phase I studies.
     Total operating expenses for the twelve months ended December 31, 2004 were $29.1 million as compared to $19.1 million for the same period in 2003. The increase in operating expenses was due to higher product development costs, primarily Trexima Phase III costs.

     Corporate Highlights

     POZEN completed the first of two Phase III pivotal trials for Trexima for the treatment of migraine headaches. Trexima is GSK's proposed brand name for the combination of sumatriptan formulated with RT Technology(TM) and naproxen sodium in a single tablet. GSK and POZEN are collaborating on the development of Trexima.
     Trexima demonstrated superiority over the individual components measured by sustained pain-free response (p less than .001) and, with the exception of the incidence of nausea-free at two hours, all other regulatory endpoints were met (p less than .001). Trexima did reach statistical significance for the nausea endpoint compared to placebo after two hours and maintained superiority through twenty-four hours. All of the active treatments (Trexima, sumatriptan and naproxen) had a similar incidence of nausea at two hours compared to placebo. Submission of the new drug application (NDA) with the U.S. Food and Drug Administration is planned for the second half of 2005.
     POZEN has received a letter from the advisory group (Committee on Safety of Medicines (CSM)) to the Medicines and Healthcare Products Regulatory Agency
(MHRA) in the United Kingdom agreeing to advise the MHRA that a marketing authorization be granted for MT 100 in the U.K., provided that POZEN supplies additional information and meets certain conditions specified in the letter. POZEN has sent the required information to the U.K.
     POZEN is scheduled to present MT 100 to an FDA Advisory Committee for consideration, with particular emphasis on the potential risk of tardive dyskinesia. A tentative date in May 2005 has been proposed.
     POZEN has been issued a European patent covering its MT 400(TM) technology for proprietary combinations of a triptan (5-HT agonist) and a non-steroidal anti-inflammatory drug (NSAID) for use in the acute treatment of migraine. The European patent designates 18 countries in Europe.
     POZEN's board of directors approved the adoption of a stockholder rights plan, which is similar to plans adopted by many other public companies. The plan was adopted by the board of directors on January 12, 2005.

     Financial Guidance

     For the first quarter of 2005, POZEN expects total revenues to be approximately $2.1 million, and total operating expenses to be in the range of $6 million to $8 million.
     For the 2005 year, POZEN expects total revenue to be approximately $28 million, and total operating expenses to be in the range of $28 million to $32 million. These estimates of revenue and expenses reflect the expected completion of Trexima Phase III clinical trials and the submission of the resulting NDA.

     Fourth-Quarter Results Webcast

     POZEN will hold a webcast to present fourth quarter results and management's outlook on Monday, February 28, 2005 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

     About POZEN

     POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. Since its inception, POZEN has focused its efforts primarily on the development of pharmaceutical products for the treatment of migraine. POZEN is also exploring the development of product candidates in other pain-related therapeutic areas. POZEN has development and commercial alliances with GlaxoSmithKline, Xcel Pharmaceuticals, and Nycomed. The company's common stock is traded on The Nasdaq Stock Market under the symbol "POZN". For detailed company information, including copies of this and other press releases, see POZEN's website: www.pozen.com.
     Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates;, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 under "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

     Financial Tables to Follow...


                              POZEN Inc.
                        Statement of Operations
                              (Unaudited)



                        Three Months Ended      Twelve Months Ended
                           December 31,             December 31,
                      ----------------------- ------------------------
                            2004        2003        2004         2003
                      ----------------------- ------------------------
Revenue:
 Licensing revenue   $ 2,417,409 $ 1,830,002 $23,087,908 $  3,717,000
Operating expenses:
 General and
  administrative       2,589,357   1,899,280   8,660,832    9,211,341
 Research and
  development          8,495,466   1,689,124  20,398,748    9,904,347
                      ----------- ----------- ----------- ------------
Total operating
 expenses             11,084,823   3,588,404  29,059,580   19,115,688
Interest income, net     247,858     140,500     711,200      535,370
                      ----------- ----------- ----------- ------------
Net income (loss)
 attributable to
 common stockholders  (8,419,556)$(1,617,902)$(5,260,472)$(14,863,318)
                      =========== =========== =========== ============

Basic net income
 (loss) per common
  share              $     (0.29)$     (0.06)$     (0.18)$      (0.52)
                      =========== =========== =========== ============

Shares used in
 computing basic net
 income (loss) per
 common share         28,852,743  28,489,043  28,748,540   28,329,339
                      =========== =========== =========== ============



                              POZEN Inc.
                             Balance Sheet
                              (Unaudited)

                                                Dec. 31,    Dec. 31,
                                                 2004         2003
                                               ----------- -----------
                    ASSETS
Current assets:
 Cash and cash equivalents                    $51,764,129 $60,480,690
 Prepaid expenses and other current assets      1,064,032     698,209
                                               ----------- -----------
    Total current assets                       52,828,161  61,178,899
Equipment, net of accumulated depreciation        467,688     334,096
                                               ----------- -----------
    Total assets                              $53,295,849 $61,512,995
                                               =========== ===========



     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                             $ 2,330,349 $   579,903
 Accrued compensation                           1,182,848     416,053
 Accrued expenses                               1,626,829   1,103,622
 Deferred revenue                               8,680,092   7,562,000
                                               ----------- -----------
    Total current liabilities                  13,820,118   9,661,578

Long-term liabilities:
   Deferred revenue                             7,764,978  16,220,978
                                               ----------- -----------
Total liabilities                              21,585,096  25,882,556

Total stockholders' equity                     31,710,753  35,630,439
                                               ----------- -----------
    Total liabilities and stockholders'
     equity                                   $53,295,849 $61,512,995
                                               =========== ===========


     CONTACT: POZEN Inc.
              Chief Financial Officer
              Bill Hodges, 919-913-1030
              or
              Director, Investor Relations
              Fran Barsky, 919-913-1044